EXHIBIT 4.7

CERTIFICATE OF DESIGNATION
FOR
8% SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK
Par value $.001
OF
VYCOR MEDICAL, INC.

          Heather N. Vinas and Kenneth T. Coviello certify that they are the President and Secretary of Vycor Medical, Inc., a Delaware corporation (the “Company”); that, pursuant to the Company’s Certificate of Incorporation and Section 151(g) of the Delaware General Corporation Law, the Board of Directors of the Company adopted the following resolutions effective December 21, 2009; and that none of the 8% Series B Convertible Redeemable Preferred Stock referred to in this Certificate of Designation has been issued.

1. Creation of 8% Series B Convertible Redeemable Preferred Stock; Rank.

There is hereby created a series of preferred stock consisting of 1,000,000 shares and designated as 8% Series B Convertible Redeemable Preferred Stock, par value $.001 (the “Series B Preferred Stock”), having the voting rights, powers, preferences, and relative participating, optional and other special rights, qualifications, limitations and restrictions that are set forth below. The original issue price (the “Original Issue Price”) of each share of Series B Preferred Stock shall be $1.00. The Series B Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank (1) junior to any other class or series of preferred stock hereafter duly established by the Board of Directors of the Corporation. the terms of which shall specifically provide that such class or series shall rank prior to the Series B Preferred Stock as to the payment of dividends or upon distribution of assets upon liquidation, winding up or dissolution (the “Senior Preferred Stock”), (2) pari passu with any other class or series of preferred stock hereafter duly established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such class or series shall rank pari passu with the Series B Preferred Stock as to the payment of dividends or upon distribution of assets upon liquidation, winding up or dissolution (the “Parity Preferred Stock”) and (3) prior to any other class or series of preferred stock or other class or series of capital stock of or other equity interests in the Corporation, including, without limitation, all classes of the Common Stock of the Corporation, whether now existing or hereafter created (all of such classes: or series of capital stock and other equity interests of the Corporation, including, without limitation, the Common. Stock, are collectively referred to herein as the “Junior Securities”).

2. Dividends.

          A. Right to Receive Dividends. Each share of Series B Preferred Stock shall be entitled to receive, cumulative annual dividends at the rate of 8.0% per annum on the “Stated Value” thereof. Such dividends shall be due and payable annually on each anniversary date of an issuance the Series B Preferred Stock (the “Dividend Payment Date”) in, at the sole and exclusive option of the Corporation: (i) cash; or (ii) a number of shares of the Company’s fully paid and non-assessable Common Stock equal to the amount of the dividend payment divided by $0.0125 (the “Dividend Shares”). The Dividend Shares so payable will be paid to the person in whose name the applicable shares of Series B (or one or more predecessor shares) are registered on the records of the Corporation (the “Series B Preferred Stock Register” ). Upon delivery of the Dividend Shares, the Company shall deliver a written notice to the recipient of any such shares setting forth the calculation of the Dividend Shares. Stated Value shall mean $1.00 per share of Series B Preferred Stock.

          B. Participation with Common Stock. In the event the Board of Directors of the Corporation shall elect to pay or declare and set apart for payment any dividend on any shares of Common Stock in cash out of funds legally available therefor or in stock or other consideration, the holders of the Series B Preferred Stock shall be entitled to receive, before any dividend shall be declared and paid or set aside for the Common Stock, a dividend per share of Series B Preferred Stock equal to the per share amount, and in the same form as, the dividend payable to the holders of the Common Stock.

          C. Dividend Preference. Dividends, if any, payable to holders of the Series B Preferred Stock pursuant to Sections 2(A) and 2(B) shall be payable before any dividends or distributions or other payments shall be paid or set aside for payment upon the Junior Securities. If there shall be outstanding shares of any Parity Preferred Stock, no full dividends shall be declared or paid or set apart for payment on any such securities unless dividends have been or contemporaneously are ratably declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock.

3. Liquidation Preference.

In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in. the following manner:

          A. Series B Preferred Stock Preference. With respect to such liquidation, dissolution or winding up, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities but after distribution of such assets among, or payment thereof to holders of any Senior Preferred Stock, an amount equal to the Series B Original Issue Price for each share of Series B Preferred Stock plus an amount equal to all declared but unpaid dividends on Series B Preferred Stock (the “Series B Liquidation Preference”).

          B. Distributions. After the payment of the full Series B Liquidation Preference as set forth in Section 3(A), the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Junior Securities and Common Stock in. an amount equal to the Series B Liquidation Preference; after such distribution to the holders of the Series B Preferred Stock and Common Stock, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably (subject to Section 3(C)) among the holders of Series B Preferred Stock, Series B Preferred Stock and the Common Stock.

          C. Proportionate Payments. If the assets and funds legally available for distribution among the holders of Series B Preferred Stock shall be insufficient to permit the payment to the holders of the full Series B Liquidation Preference, then the assets and funds shall be distributed ratably among holders of Series B Preferred Stock in proportion to the number of shares of Series B Preferred Stock owned by each holder.

          D. Reorganization or Merger. A merger or reorganization of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets or outstanding capital stock of the Corporation, in which transaction the Corporation’s stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent, shall be deemed to be a liquidation within the meaning of this Section 3 and the proceeds payable in such transaction shall be divided among the stockholders in accordance with this Section 3.

4. Conversion.

          A. The Holders of any shares of Series B Preferred Stock may, at such holder’s option, without any further consideration, at any time, subject to the limitations set forth herein, elect to convert all or any portion of the shares of Series B Preferred Stock held by such person, together with any and all accrued and unpaid dividends, into a number of fully paid and nonassessable shares of Common Stock equal to the sum of the Stated Value of the Series B Preferred Stock being converted plus the amount of any accrued and unpaid dividends multiplied by eighty (80) (the “Conversion Rate”). In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series B

          B. In the event of any conversion resulting in fractional shares, in lieu of issuance of fractional shares or securities representing fractional shares of Common Stock, the Company shall pay the holder in cash the fair value of fractions of a share as of the date of conversion as determined by the Company’s board of directors. For these purposes, the “date of conversion” shall mean the date the Corporation receives a written notice of a voluntary conversion by the holder or the date of automatic conversion pursuant to Section 4(A), above.

          C. The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held by its treasury, or both, for the purpose of effective conversions of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of the Series B Preferred Stock not theretofore converted. For purposes of this Section 4(C), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of the Series B Preferred Stock shall be computed as if at the time of computation all the outstanding shares were held by a single holder.

D. Adjustments of Conversion Rate.

          (i) Adjustments for Stock Splits and Combinations. If the Company shall, at any time or from time to time after the date of issuance of the Series B Preferred Stock (“Issuance Date”), effect a split of the outstanding Common Stock, the Conversion Rate shall be proportionately adjusted. If the Company shall, at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Rate shall be proportionately adjusted. Any adjustments under this Section 4(D)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

          (ii) Adjustments for Certain Dividends and Distributions. If the Company shall, at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Rate shall be adjusted as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

                    a. the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                    b. the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or Distribution.

          (iii) Adjustment for Other Dividends and Distributions. If the Company shall, at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other Distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Rate shall be made and provision shall be made (by adjustments of the Conversion Rate or otherwise) so that the Series B Preferred Stockholders shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their shares of Series B Preferred Stock been converted into Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 4(D)(iii) with respect to the rights of the holders of the Series B Preferred Stock; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or Distributions; and provided further, however, that no such adjustment shall be made if the holders of the Series B Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

          (iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series B Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 4(D)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 4(D)(v), then, and in each event, an appropriate revision to the Conversion Rate shall be made and provisions shall be made (by adjustments of the Conversion Rate or otherwise) so that the holders of Series B Preferred Stock shall have the right thereafter to convert their shares of Series B Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

          (v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or Distributions provided for in Section 4(D)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 4(D)(iv)), or a merger or consolidation of the Company with or into another corporation where the holders of the Company’s outstanding voting securities prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Rate shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Rate or otherwise) so that the holders of the shares of Series B Preferred Stock shall have the right thereafter to convert their shares of Series B Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4(D)(v) with respect to the rights of the holders of shares of Series B Preferred Stock after the Organic Change to the end that the provisions of this Section 4(D)(v) (including any adjustment in the Conversion Rate then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series B Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

          (vi) Consideration for Stock. In case any shares of Common Stock or Convertible Securities other than the Series B Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold:

                    a. in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefore shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the non-surviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

                    b. in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Rate, or the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the determination of the applicable Conversion Rate or the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock. In the event any consideration received by the Company for any securities consists of property other than cash, the fair market value thereof at the time of issuance or as otherwise applicable shall be as determined in good faith by the Board of Directors of the Company. In the event Common Stock is issued with other shares or securities or other assets of the Company for consideration which covers both, the consideration computed as provided in this Section 4(D)(vi)(b) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Company.

          (vii) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4(E) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against impairment. In the event any holder of Series B Preferred Stock shall elect to convert any shares of Series B Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, unless (i) the Company receives an order from the Securities and Exchange Commission prohibiting such conversion or (ii) an injunction from a court, on notice, restraining and/or enjoining conversion of all or of said shares of Series B Preferred Stock shall have been issued.

          (viii) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Rate or number of shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock pursuant to this Section 4(D), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series B Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series B Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Rate in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of the shares of Series B Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

5. Redemption.

          (A) The Corporation shall have the right, following the anniversary date of the issuance of the Series B Preferred Stock, to redeem the Series B Preferred Stock, plus any accrued and unpaid dividends, in whole or in part, at any time or from time to time (the “Redemption”), at a cash redemption price equal to the greater of the Stated Value of the Series B Preferred Stock being redeemed (the “Redemption Amount”) plus an amount equal to the amount of the accrued and unpaid dividend thereon. In the event that fewer than all the outstanding Series B Preferred Stock are to be redeemed, the number of Series B Preferred Stock to be redeemed shall be determined by the Board of Directors, and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors, in its sole discretion to be equitable, provided that such method satisfies any applicable requirements of any securities exchange (if any) on which the Series B Preferred Stock are then listed. In the event the Corporation elects to redeem the Series B Preferred Stock on or before the second anniversary of the Closing, the Corporation shall deliver a written notice to the Holder of the Series B Preferred Stock at the Holder’s last known address as set forth in the Series B Preferred Stock Register, advising the Holder of the Redemption (the “ Redemption Notice”). Upon delivery by the Company of the Redemption Notice, the Holder shall have ten (10) days to convert all, but not less than all, of the Series B Preferred Stock, plus the amount of the accrued and unpaid dividend thereon , into a number of shares of Common Stock equal to the number of shares of the Series B Preferred Stock converted by the Holder plus any accrued and unpaid dividends divided by the Conversion Rate. In such instance, the Series B shall be converted pursuant to the mechanics set forth in Section 4 above.

          (B) The Corporation shall not redeem or set aside funds for the redemption of any stock of the Corporation ranking on parity with the Series B Preferred Stock as to dividends or amounts upon liquidation unless prior to or contemporaneously therewith it redeems, or sets aside funds for the redemption of, a number of shares of Series B Preferred Stock whose liquidation preference bears the same relationship to the aggregate liquidation preference of all shares of Series B Preferred Stock then outstanding as the liquidation preference of such parity stock to be redeemed bears to the aggregate liquidation preference of all parity stock then outstanding.

6. Voting.

Except as otherwise provided herein or required by law, the holders of the Series B Preferred Stock shall be entitled to vote together as a single class with the holders of Common Stock and any other capital stock of the Corporation entitled to vote, upon any matter submitted to the stockholders for a vote. The holders of Series B Preferred Stock shall be entitled to cast a number of votes calculated as if the shares of Series B Preferred Stock had been converted into shares of Common Stock based on the Conversion Rate.

7. Waiver by Series B Preferred Stockholders.

Except as expressly provided for herein or as otherwise required by law, any rights or benefits for the Series B Preferred Shares and the holders thereof provided herein may only be waived as to all outstanding Series B Preferred Shares by the affirmative written consent of the holders of all of the shares of then-outstanding Series B Preferred Stock.

8. Additional Issuance of Preferred Shares.

The Company may issue additional shares of Preferred Stock in the future. If the Company desires to issue additional shares of Preferred Stock, the Company shall file such amendments to its Certificate of Incorporation as may be necessary to effect such designation.

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          IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed by its President and attested to by its Secretary as of the 21st day of December, 2009, who, by signing their names hereto, acknowledge that this Certificate of Designation is the act of the Company and state to the best of their knowledge, information and belief, under penalties of perjury, that the above matters and facts are true in all material respects.

VYCOR MEDICAL, INC.

/s/ Heather C. Vinas
By:

Name: Heather C. Vinas
Title: President

/s/ Kenneth T. Coviello
By:

Name: Kenneth T. Coviello
Title: Secretary